Exhibit 3.1
Certificate of Amendment
to Certificate of Incorporation
of
QAD Inc.
QAD Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
FIRST: That at a meeting of the Board of Directors of QAD Inc. resolutions were duly adopted setting forth a proposed amendment to Section C of Article Sixth of the Certificate of Incorporation of QAD Inc., declaring said amendment to be advisable and directing that the proposed amendment be considered at the next meeting of the stockholders. The resolution setting for the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Section C of Article Sixth” so that, as amended, said Article shall read in its entirety as follows:
     Subject to the provisions of this Section C set forth below, the directors, other than those who may be selected by the holders of any class or series of Preferred Stock or any other series of stock as set forth in this Certificate of Incorporation or by any provisions established pursuant to Article Sixth hereof, shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of Directors as possible. Each Director of the Corporation shall serve for a term ending on the third annual meeting following the annual meeting at which such Director was elected; provided, however, that the Directors of the Corporation first designated to Class I shall serve for a term expiring at the annual meeting next following the date of their designation as Class I Directors; the Directors of the Corporation first designated to Class II shall serve for a term expiring at the second annual meeting next following the date of their designation as Class II Directors; and the Directors of the Corporation first designated to Class III shall serve for a term expiring at the third annual meeting next following the date of their designation as Class III Directors. At each annual election of Directors of the Corporation, until the annual election of Directors in 2006, such Directors chosen to succeed those whose terms then expire shall be of the same class as the Directors of the Corporation they succeed. The terms of office of all Directors who are in office immediately prior to the closing of the polls for the annual election of Directors in 2006 shall expire at such time. At each annual election of Directors beginning with the 2006 annual election of Directors, the Directors shall not be classified, and the Directors, other than those who may be elected by holders of shares of one or more outstanding series of Preferred Stock under circumstances as shall be provided by the Certificate of Incorporation or by any provisions established pursuant to Article Sixth, shall hold office until the next annual election of Directors and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Corporation.
SECOND: That thereafter, pursuant to the resolutions of its Board of Directors, a meeting of the shareholders of QAD Inc. was duly called and held, at which meeting the necessary number of shares as required by the statute were voted in favor of the amendment.
THIRD: That the aforesaid amendment was duly adopted in accordance with applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, QAD Inc. has caused this certificate, which amends the Certificate of Incorporation and which has been duly adopted by the Board of Directors of QAD Inc. and approved by the shareholders of QAD Inc. in accordance with Section 242 of the General Corporation Law of the State of Delaware, to be executed and attested by its duly authorized officer this 29th day of July, 2005.
QAD INC.

By:	/s/ Roland B. Desilets
Roland B. Desilets
Executive Vice President, General Counsel, and Corporate Secretary